NEWS RELEASE

TSX: EMC

October 14, 2014

NR 14-16

www.emcmetals.com

RESULTS OF PRELIMINARY ECONOMIC ASSESSMENT ON

NYNGAN SCANDIUM PROJECT IN AUSTRALIA

Reno, Nevada – October 14, 2014 – EMC Metals Corp. (the “Company” or “EMC”) (TSX: EMC) announces today that it has received a Preliminary Economic Assessment (“PEA”) on the Company’s 100% owned Nyngan Scandium Project, located in New South Wales (“NSW”) Australia. The PEA, entitled, NI 43-101F1 Technical Report on the Feasibility of the Nyngan Scandium Project, prepared by the engineering firm of Larpro Pty Ltd, of Brisbane, Australia, and supported by Mining One of Melbourne, Australia and Rangott Mineral Exploration Pty Ltd of Orange, Australia, confirms the technical and economic potential of the Nyngan Scandium Project (the “Project”). The PEA has been independently prepared as a technical report on the standards prescribed under NI 43-101 F1 Technical Report.

PEA HIGHLIGHTS:

•	Capital cost estimate for the Project is US$77.4 million,
•	Operating cost estimate for the Project is US$636/kg scandium oxide,
•	Oxide product volume is 35,975 kg per year,
•	Project Constant Dollar NPV10% is US$175 million, (NPV8% is US$217 million),
•	Project Constant Dollar IRR is 40.6%,
•	Oxide product grades of 97-99% are estimated, and
•	Scandium recovery estimate is 84.3%.

This PEA is preliminary in nature and should not be considered to be a pre-feasibility or feasibility study, as the economics and technical viability of the Project have not been demonstrated at this time. While this PEA does not consider or include any Inferred Mineral Resources, and does include only Measured and Indicated Resources, it remains a preliminary analysis that is not sufficient to enable Project Resources to be categorized as Mineral Reserves. Furthermore, there is no certainty that the PEA will be realized.

The PEA concludes the Project has the potential to produce 35,975 kilograms of scandium oxide (scandia) per annum, at grades of 97%-99%, generating an after tax cumulative cash flow over a 20 year Project life of US$565 million, with an NPV10% of US$175 million. The PEA also concludes the project can achieve this financial result with a conventional flow sheet, employing high pressure acid leach (HPAL) and solvent extraction (SX) techniques, which have been modeled and validated from METSIM modeling and bench scale/pilot scale metallurgical test work.

EMC Metals Corp. 501 1430 Greg Street, Sparks Nevada, 89431

Tel: (775) 355-9500 Fax: (775) 355-9506 Email: info@emcmetals.com www.emcmetals.com

PROJECT OVERVIEW

Project Financial Highlights and Key Assumptions

The PEA concludes the Project has the potential for robust economics, based on a capital estimate supported by conventional process designs. The overall PEA level of accuracy is +/-30%. The PEA is expressed in US dollar (US$) currency, unless otherwise noted. A foreign exchange rate of US$0.90 (1A$=US$0.90) to United States dollars (US$) was applied in all conversions. No escalation for inflation was assumed in cash flows. All cash flows and discounted cash flows (NPVs and IRRs) in this news release are shown on an after tax basis, based on a 30% tax rate.

Highlights and key assumptions are as follows:

Table 1. Nyngan PEA Financial Highlights

Summary	NI 43-101
Nyngan Project	PEA
Key Project Parameters	Result

Capital Cost Estimate (US$ M)	$77.4

Resource Grade Assumption (ppm)	371
Resource Processed (tpy)	75,000
Mill Recovery Assumption (%)	84.3%
Oxide Production (kg per year)	35,975
Scandia Product Grade	97-99.0%

Annual Cash Operating Cost (US$ M)	$22.9
Unit Cash Cost (US$/kg Oxide)	$636

Oxide Price Assumption (US$/kg)	$2,000
Annual Revenue (US$ millions)	$72.0
Annual EBITDA (US$ millions)	$47.7

NPV (10%i)	$175.6
NPV (8%i)	$217.8
IRR (%)	40.6%

Payback (years)	2.5

Mineral Resource Estimate

The PEA does not alter the existing Nyngan Project resource estimate, established in 2010. The NI 43-101 Measured and Indicated scandium resource totals 12 million tonnes at an average grade of 261ppm scandium, from both limonite and saprolite resource material. The PEA assumes that a portion of limonite-only resource, in one particular area of the overall resource, will provide a 20 year mining pit sufficient to supply the processing facility at a rate of 75,000 tpy and an average grade of 371ppm scandium. A 20 year mining pit design was developed from drill hole data in support of this assumption and included in the PEA.

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The current Nyngan Project scandium mineral resource is as follows:

Table 2. Nyngan Scandium Resource(1)

Nyngan Project				Overburden
NI 43-101 Resource Summary	Tonnes	Grade	Cut-Off Sc	Ratio
Category		(ppm Sc)	(ppm Sc)	(t/t)

Measured Resource	2,718,000	274	100	0.81:1
Indicated Resource	9,294,000	258	100	1.40:1
Total Resource	12,012,000	261	100	1.10:1

NI 43-101 Technical Report on the Nyngan Gilgai Scandium Project, Jervois Mining
Limited, Nyngan, New South Wales, Australia, dated March 2010, (Rangott Mineral
Exploration Pty Ltd).

(1)	Mineral resources that are not mineral resources do not have demonstrated economic viability.

Mining and Processing

Mining represents a relatively minor part of the overall Project activity, based on a plant feed of 240tpd or 75,000 tonnes per year requirement. Mine production is based on conventional open pit methods, strip ratios of 1.5:1 to 3:1 (overburden/resource), contract mining assumptions and mining activity in campaigns of one month, three times per year, avoiding the wet season. The plant will run continuously, fed from field and plant stockpiles of mined resource, covered against moisture and weather.

The processing plant operations will size the input material, apply high pressure acid leaching (HPAL) using sulfuric acid, and then recover the liberated scandium using solvent extraction (SX), oxalate precipitation and calcination, to generate a finished scandium oxide product. The output of the plant is forecast at 35,975 kilograms per year, at grades between 97% and 99%, as Sc2O3. Product output will be refined to suitable grade for direct sales to end users, recognizing that grade varies based on application.

Plant tailings will be neutralized with lime to pH 8.5, dewatered, and stored in a permanent tailings facility meeting the environmental requirements of mining permits and NSW State regulators.

Capital Cost Detail

Total capital costs for the Project are estimated at US$77.4 million, and includes a 20% contingency. The majority (70%) of the capital cost in the PEA was Australian-sourced, and consequently initially priced in Australian dollars (A$), supported by direct vendor capital pricing. Concrete and steel costs have been estimated from concept drawings, and piping, electrical and instrumentation costs were estimated using standard industry factors. The capital cost estimate is considered to be +/-30% accuracy. Capital costs included in overall cash flow include US$2 million per year for sustaining capital items (US$38M over full PEA term), and US$3M in final reclamation costs in year 20. No salvage costs were assumed. On the basis that the resource is adequate for 45 years at the assumed grade, it is unlikely the Project would be closed in year 20 if current assumptions remain viable.

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Table 3. PEA Capital Cost Detail

Nyngan Project	NI 43-101 PEA Result
Capital Cost Summary	Capital	CapEx/Annual
(US$)	Cost (US$ M)	kg Oxide

Pre-Stripping Cost	$1.6	n/a

Mining Equipment	contractor
Mine Vehicles/Site Equipment	$0.4	$10

Processing Plant Equipment
Ore Preparation	$2.1	$58
HPAL	$13.7	$381
CCD, Ph Adjust	$5.9	$164
Solvent Extraction	$3.1	$86
Product Precipitation	$1.3	$37
Tailings	$1.3	$36
Reagent Storage	$2.6	$72
Water/Steam/Services	$6.6	$183
Plant Subtotal	$36.6	$1,019

Other Site Costs
Freight and First fills	$2.1	$59
Evaporation Ponds-Tailings Dam	$6.7	$186
Transformer Farm/Buildings	$2.5	$69
On/Offsite Utilities Supply	$2.2	$62
Other Costs Subtotal	$13.5	$376

Owners Costs & Working Cap.	$4.3	$118
EPCM Costs (18%)	$9.1	$253
Contingency (20%)	$11.9	$332

Total Project Capital Cost	$77.4	$2,151

Total (20 Year) Sustaining Capital	$38.0	N/A

Operating Costs Detail

Operating costs were estimated based on metallurgical test work results and METSIM modelling quantities and requirements. The single most significant cost item in operating costs is sulfuric acid, which is used in quantity and requires transport to site. The second most significant cost item is staff/labor cost. Reagents in total represent approximately 57% of total operating cash costs. Quantities were established through METSIM software outputs, and were 100% vendor-priced. The level of accuracy on the operating component costing in the PEA is +/-25%.

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Operating cost details in the PEA are as follows:

Table 4. PEA Operating Costs, and Unit Costs Per kg Oxide

Nyngan Project	NI 43-101 PEA Result
OpEx Mine/Process Expense	Annual	Unit Cost Per
(US$ millions)	US$M Cost	kg Oxide

Mining Costs	$1.4	$38.78
Processing Cost
Labor Cost	$3.9	$108.13
Utilities	$0.8	$21.96
Reagents	$13.0	$361.53
Lab Costs	$0.2	$6.95
Consumables	$1.0	$27.10
Total Processing Costs	$18.9	$525.67

Marketing & Insurance	$0.7	$18.76
Maintenance Spend	$1.3	$37.02
Mobile Equipment Cost	$0.6	$15.28

Annual Cash Operating Cost	$22.9	$635.51

Pricing Assumptions

The price assumption in the PEA is US$2,000 per kilogram (kg), as an average price covering all product sold, over various product grades. Current pricing is substantially above these levels, based on small unit quantities and varying grades. The pricing benchmark applied in the PEA was supported by limited current trading and pricing information, EMC discussions with potential customers, and the understanding that lower prices than scandium trades for today will be necessary to penetrate potential markets with significant sales tonnages in the future.

Sensitivities

The project is most sensitive to changes in product pricing, and somewhat less sensitive to either operating cost or capital cost changes, as shown below.

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Table 5. Profitability Sensitivities to Changes in Key Assumptions

Sensitivity to	NPV (10%)
Financial Parameters	($US M)	IRR (%)
PEA RESULT	$175.6	40.6%
Operating Cost Sensitivity
Cost Increase (10%)	$163.9	38.6%
Cost Decrease (10%)	$187.4	42.5%
Price Sensitivity
Lower Realized Product Price (10%)	$139.3	34.5%
Higher Realized Product Price (10%)	$212.0	46.6%
Capital Cost Sensitivity
Higher Capital Cost (10%)	$169.6	37.0%
Lower Capital Cost (10%)	$181.6	44.9%
Fx Sensitivity
US$/A$ @ $1.00	$162.6	38.3%
US$/A$ @ $0.80	$188.7	42.8%

General Assumptions

The PEA is presented on a 100% ownership basis. Potential conversion of an existing loan to the Company into a 20% interest at the project level in the Nyngan Scandium Project is a possibility, but at present the Company retains 100% of the Project.

All cash flows and financial analyses have been presented on a 100% equity basis. No debt leverage has been assumed in providing capital for development. No inflation factors have been applied to future cash flows, making the discounted cash flow performance measures constant dollar figures. Had inflation been applied to future cash flow streams, the NPVs and IRRs would have been higher.

The PEA incorporated considerable metallurgical test work independently prepared for EMC over the previous four years, along with engineering, project design work and economic estimates done previously for EMC management. The PEA also utilized existing environmental and detailed mine planning work previously undertaken on the property, and previously incorporated in prior management studies. The PEA had the benefit of prior flow sheet designs, and results, but it did not compare previous designs. The batch autoclave HPAL design presented in the PEA was the only design considered.

Conclusions and Recommendations

This PEA consolidates a significant amount of metallurgical test work and prior study on the Nyngan Scandium Project. The work demonstrates a viable, conventional process flow sheet utilizing the HPAL leaching process, and good metallurgical recoveries of scandium from the resource. The metallurgical assumptions are supported by various bench and pilot scale independent test work programs that are consistent with known outcomes in other laterite resources. Combined with the capital cost estimate, the Project exhibits robust financial outcomes.

The PEA recommends that project owners proceed to a full feasibility study, including additional test work to confirm certain key process variants. Those recommendations include:

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•	Consider test work to support process changes that could reduce capital/operating costs,
•	Conduct a comparative study between batch and continuous autoclave systems,
•	Consider/test certain alternative reagents/techniques in the solvent extraction area,
•	Conduct test work to develop engineering parameters around the materials handling properties of the laterite resource as it relates to optimum sizing for best leach results, and
•	Conduct test work on pumping and settling properties of process slurries.

George Putnam, CEO of EMC Metals, commented:

“This PEA represents the first public disclosure by EMC of the economics of the Nyngan Project, and we are very happy with both the financial and operational result. The good mineral recovery from HPAL shows the flow sheet to be well chosen, and the modest capital estimate and output reflects an appropriate size project with which to initiate scandium market growth. This PEA puts EMC on a fast track to complete a feasibility study in 12 months and be first to production with an appropriate scale scandium project by Q1 2017.“

William Harris, Chairman of EMC Metals, commented:

“With this scandium project, EMC has the ability to satisfy waiting markets for a specialty metal that has never been available in quantities that meet commercial minimums. With this PEA, EMC demonstrates that work done over the previous four years can now be consolidated into a rapid development schedule that positions Nyngan to meet this opportunity, profitably. We are enthusiastic about the potential of this project for the Company and its shareholders.”

QUALIFIED PERSONS AND NI 43-101 TECHNICAL REPORT

A NI 43-101 compliant Technical Report, entitled NI 43-101 F1 Technical Report on the Feasibility of the Nyngan Scandium Project (‘the Report”) will be filed on SEDAR within 45 days. Larpro Pty Ltd of Brisbane, Australia is the principal author, under the supervision of Steve Laracy (MD, Larpro) and Nigel Ricketts, Phd., Metallurgy and CP, AusIMM, who is a Qualified Person in accordance with NI 43 101, Standards of Disclosure for Mineral Projects.

Sections of the Report dealing with property description and location, accessibility, history, geological setting, deposit type, exploration, drill programs, sample preparation and security, and data verification were completed by Rangott Mineral Exploration Pty Ltd, of Orange, NSW, Australia, where the principal author was Maxel Rangott, a Fellow of the AusIMM, who is a Qualified Person in accordance with NI 43 101, Standards of disclosure for Mineral Projects.

Sections of the Report dealing with mining and reserve calculations were completed by Mining One, of Melbourne, Victoria, Australia, where the principal author was Stuart Hutchin, BSc (Applied Geology) and member of the AusIMM, who is a Qualified Person in accordance with NI 43 101, Standards of disclosure for Mineral Projects.

Willem Duyvesteyn, Director and CTO of EMC Metals Corp., and a QP as defined by NI 43-101, and John Thompson, VP Project Development for EMC Metals Corp, and a QP as defined by NI 43-101 are both Company QP’s and have reviewed this press release. Each of Nigel Ricketts, Maxel Rangott and Stuart Hutchin have also reviewed and approved the technical disclosure in this press release.

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ABOUT EMC METALS

EMC is focused on developing the Nyngan Scandium Project into the world’s first scandium-only producing mine. The Company owns a 100% interest in both the Nyngan Scandium Project, and the adjacent Honeybugle Scandium Property, in New South Wales, Australia. EMC’s interest in both Nyngan and Honeybugle can potentially be reduced to 80% in the future, based on certain current granted option rights.

The Company filed a NI 43-101 Measured and Indicated Resource on the Nyngan Project in 2010, has completed extensive metallurgical test work on the resource, and intends to produce and complete a Feasibility Study on the project in late 2015. In addition, EMC owns a 100% interest in the Tordal Scandium/REE property in southern Norway, where we continue our exploration efforts, specifically for scandium and REE minerals.

For additional information please contact:

EMC Metals Corp.

Investor Relations; Ed Dickinson (CFO) (775)-233-7328 or (925) 208-1775 or info@emcmetals.com

No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein.

This press release contains forward-looking information that does involve various risks and uncertainties regarding future events. Such forward-looking information can include without limitation statements regarding the short term or long term economic feasibility of scandium production at our Nyngan scandium project, and in general, statements based on current expectations involving a number of risks and uncertainties and are not guarantees of future performance. Forward-looking information in this press release is based on estimates and opinions of management and qualified persons as defined in NI 44-101 that are providing technical services to EMC, on the dates they are made and are expressly qualified in their entirety by this notice, and by other risk factors disclosed in our public filings. Such statements include metal price assumptions, cash flow forecasts, projected capital and operating costs, metal or mineral recoveries, mine life, production rates and the results of HPAL modelling and testing. Any of these and other assumptions and forecasts may change due to reasons that impact the industry generally, such as Scandium pricing, or for reasons specific to the project. Except as required by law, EMC assumes no obligation to update forward-looking information should circumstances or management's estimates or opinions change.

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